Exhibit 99.1

CVG ANNOUNCES ELECTION OF MELANIE K. COOK TO BOARD OF DIRECTORS

NEW ALBANY, Ohio, October 2, 2023 (GLOBE NEWSWIRE) – Commercial Vehicle Group (the “Company” or “CVG”) (NASDAQ: CVGI) announced today that its Board of Directors (the “Board”) has elected Melanie K. Cook as an independent director to the Board, effective September 26, 2023. Ms. Cook will serve on the Audit and Compensation committees of the Board. Ms. Cook will stand for re-election at the Company’s 2024 Annual Meeting of Stockholders.

Ms. Cook, 51, brings tremendous operating experience and expertise in a multitude of business areas. Ms. Cook retired as Chief Operating Officer of GE Appliances (a global appliance manufacturer and a Haier Company). Her professional experience includes: Chief Operating Officer of GE Appliances from 2017 until retirement in 2021; previously Vice President Sourcing from 2014 to 2017. Prior to GE Appliances, she held multiple roles within General Electric including within the Corporate Audit Staff. Ms. Cook’s nearly 30 years of global experience includes business unit leadership roles with full profit and loss responsibility, product lifecycle management, digitization, end-to-end supply chain, global sourcing and finance/audit across multiple industries globally. Ms. Cook’s public company board experience includes serving as an independent Director of Badger Meter, Inc. (BMI: NYSE) since February 2022, where she serves on the Audit and Compliance Committee of the Board. Ms. Cook holds a Bachelor of Science in Business Administration, with a specialty in Decision and Information Sciences, from the University of Florida.

Ms. Cook stated, “It is an honor to join CVG’s Board and I look forward to adding my perspective to the Board room.”

Robert Griffin, Chairman of the Board, welcomed Director Cook to the Board. Mr. Griffin added, “We are very pleased to have Ms. Cook join the CVG Board, bringing tremendous skills and significant experience in areas of critical importance to the Company and enhancing our Board’s capabilities as we guide the Company through the execution of its strategy.”

About CVG

At CVG, we deliver real solutions to complex design, engineering and manufacturing problems while creating positive change for our customers, industries, and communities we serve. Information about the Company and its products is available on the internet at www.cvgrp.com.

Investor Relations Contact:
Ross Collins or Stephen Poe
Alpha IR Group
CVGI@alpha-ir.com

Media Contact:
Patrick Woolford
Patrick.woolford@cvgrp.com

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